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PROSPECTUS SUPPLEMENT #2                        FILED PURSUANT TO RULE 424(b)(3)
(TO PROSPECTUS DATED JUNE 30, 2000)                   REGISTRATION NO. 333-31894

                       ECHOSTAR COMMUNICATIONS CORPORATION
                                 $1,000,000,000
                 4 7/8% CONVERTIBLE SUBORDINATED NOTES DUE 2007
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         This prospectus supplement relates to the offer and sale from time to time by certain selling securityholders of our 4 7/8% Convertible Subordinated Notes due 2007 and the shares of our class A common stock into which the convertible notes are convertible.

         This prospectus supplement should be read in conjunction with the prospectus dated June 30, 2000, which is to be delivered with this prospectus supplement. The definitions for any capitalized terms used in this prospectus supplement are included in the prospectus.

                             SELLING SECURITYHOLDERS

         The information in the table included under the heading "Selling Securityholders" in the prospectus is superceded in part by the information appearing in the following table:

                                                        PRINCIPAL AMOUNT OF    SHARES OF CLASS A
                                                         CONVERTIBLE NOTES    COMMON STOCK OWNED       SHARES OF CLASS A
                                                        BENEFICIALLY OWNED       PRIOR TO THE        COMMON STOCK OFFERED
                      NAME                              AND OFFERED HEREBY         OFFERING                HEREBY (1)
Allegheny Teledyne Inc. Pension Plan                         $2,950,000                                      64,921

Allstate Insurance Company                                   $2,500,000                                      55,018

Associated Electric & Gas Insurance Services                 $1,300,000                                      28,609
Limited

Bear Stearns & Co., Inc.                                     $5,500,000                                     121,039

Berger Growth and Income Fund                               $14,831,000                                     326,386

Berger IPT Growth & Income Fund                              $1,093,000                                      24,054

BPAmoco PLC. Master Trust                                    $1,843,000                                      40,559

The Estate of James Campbell                                 $1,042,000                                      22,931



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

                                                        PRINCIPAL AMOUNT OF    SHARES OF CLASS A
                                                         CONVERTIBLE NOTES    COMMON STOCK OWNED       SHARES OF CLASS A
                                                        BENEFICIALLY OWNED       PRIOR TO THE        COMMON STOCK OFFERED
                      NAME                              AND OFFERED HEREBY         OFFERING                HEREBY (1)
Champion International Corporation                             $738,000                                      16,241

Colgate-Palmolive Company Retirement Trust                   $1,000,000                                      22,007

Credit Suisse First Boston                                   $5,297,000                                     116,571

Epsilon Global Active Value Fund LP                            $600,000                                      13,204

Epsilon Global Active Value Fund LTD.                        $5,400,000                                     118,838

Fidelity Charles Street Trust: Fidelity Asset                  $850,000                                      18,706
Manager: Growth

Golden Rule Financial Company                                $1,750,000                                      38,512

Frederic C. Hamilton                                           $500,000                                      11,004

Hotel Union & Hotel Industry of Hawaii                         $586,000                                      12,896

ITG Inc.                                                       $170,000                                       3,741

Jefferies & Co.                                                 $13,000                                         286

KBC Financial Products                                      $12,000,000                                     264,085

Louisiana Workers' Compensation Corp.                          $500,000                                      11,004

Mark IV Industries, Inc. and Subsidiaries                    $1,200,000                                      26,408
Master Trust

MaryLand State Retirement Fund                              $17,094,000                                     376,188

Merrill Lynch International Ltd.                            $16,400,000                                     360,915

Mount Sinai School of Medicine                                 $600,000                                      13,204

Nicholas- Applegate Convertible Fund                         $1,572,000                                      34,595

Oppenheimer Convertible Securities Fund                     $12,000,000                                     264,085

John M. Olin Foundation, Inc.                                  $600,000                                      13,204

PGEP IV, LLC                                                   $142,000                                       3,125

Pilgrim Convertible Fund                                     $5,557,000                                     122,293

Pitney Bowes Retirement Fund                                 $5,900,000                                     129,842

Sagamore Hill Hub Fund Ltd.                                  $2,500,000                                      55,018

Tracor, Inc., Employees Retirement Plan                        $210,000                                       4,621

U.S. Olympic Foundation                                        $500,000                                      11,004

Viacom Inc. Pension Plan Master Trust                           $84,000                                       1,849


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
                                                        PRINCIPAL AMOUNT OF    SHARES OF CLASS A
                                                         CONVERTIBLE NOTES    COMMON STOCK OWNED       SHARES OF CLASS A
                                                        BENEFICIALLY OWNED       PRIOR TO THE        COMMON STOCK OFFERED
                      NAME                              AND OFFERED HEREBY         OFFERING                HEREBY (1)
Other current and future holders of convertible          ($196,737,000)                                 (4,329,599)
notes (2)

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         (1)      Assumes a conversion price of $45.44 per share and the payment of cash in lieu of fractional shares.

         (2) Information concerning other selling securityholders, including current holders of convertible notes for which we have not received current information regarding their holdings of convertible notes and class A common stock, or information reflecting transfers of their convertible notes and class A common stock to other selling securityholders, will be included in supplements to this prospectus, if required. For purposes of this table, we have assumed that such holders do not beneficially own any other shares of class A common stock, other than the shares issuable upon conversion of the convertible notes.


   SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THE PROSPECTUS FOR CERTAIN RISKS
        YOU SHOULD CONSIDER BEFORE YOU PURCHASE ANY CONVERTIBLE NOTES OR
                        SHARES OF CLASS A COMMON STOCK.

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Neither the SEC nor any state securities commission has approved or determined whether the prospectus or this prospectus supplement is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
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            The date of this prospectus supplement is August 7, 2000


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